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                                                                  EXHIBIT 8.2

                             [Davis Polk & Wardwell]

                                 (212) 450-4000


                              September 30, 1996




Comcast Corporation
1500 Market Street
Philadelphia, PA  19102

Attention:  Steve Backstrom


Ladies and Gentlemen:


                  We have acted as special tax counsel for Comcast Corporation ("Comcast") in connection with the merger (the "Merger") of E.W. Scripps Company ("EWS") with and into Comcast. We have been informed by you that the Merger transaction is fully described in the Prospectus that forms a part of the Registration Statement filed with the Securities and Exchange
Commission on September 16, 1996 (the "Prospectus"). You have asked our opinion as to whether the Merger will continue to qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), if Comcast contributes all of the capital stock of Scripps Howard Cable Company ("SHCC") to a first-tier wholly owned Comcast subsidiary (the "Contribution"). Immediately prior to the Merger, all or substantially all of EWS's assets will consist of the stock of SHCC. We have assumed, with your permission, that the Merger otherwise qualifies as a tax-free reorganization under Section 368(a)(1)(A).


                  On the basis of the foregoing, it is our opinion that pursuant to Code Section 368(a)(2)(C) the Contribution will not impact the ability of the Merger to qualify as a tax-free reorganization under Code Section 368(a)(1)(A) of the Code.






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Comcast Corporation                   -2-                    September 30, 1996


                  We are members of the bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and federal laws of the United States of America. This opinion is based upon the Internal Revenue Code of 1986, as amended, the regulations thereunder, administrative guidance with respect thereto and judicial decisions, all as of the date hereof.

                  We hereby consent to the use of our name in connection with the description of this opinion under the caption "Certain Federal Income Tax Considerations" in the Prospectus. The issuance of this consent does not concede that we are an "Expert" for purposes of the Securities Act of 1933.

                                                     Very truly yours,

                                                     /s/ Davis Polk & Wardwell
                                                     -------------------------
                                                     Davis Polk & Wardwell